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                                                                     EXHIBIT 4.2

                          COMPANY SAVINGS PLAN DOCUMENT

           NOTE: ENGLISH VERSION FOR INFORMATION ONLY - NO LEGAL VALUE

Business Objects S.A. ("the Company"), a joint-stock company governed by a board of directors, headquartered at 157- 159 Rue Anatole France, 92300
Levallois-Perret, registered with the Company and Trade Registry of Nanterre under number B 379 821 994 and represented by Mr. Stephane Massas, acting in his capacity as Vice President of European Human Ressources,

Has established, under the provisions of Title IV of Volume IV of the Labor
Code,

A company savings plan ("the Plan"), intended to permit both current employees and those who have retired or taken early retirement from the Company to build a securities portfolio with Company assistance, subject to the provisions of this Plan Document.

RECITALS

Le Plan is intended to give Company employees a stake in its development and growth by purchasing Company shares under preferential conditions and holding them through the Business Objects Actionnariat company investment fund.

Other investment vehicles, including Capi-Equilibre, a diversified company investment fund and Capi-Securite, a secure company investment fund, are also available to participants wishing to diversify their investments.

This plan document set forth in particular the terms applicable to the capital increase reserved to Plan participants decided by the Board on June 15, 2004, hereafter "the Capital Increase". The Company shares purchased in the scope of this offer will be subscribed to via the Business Objects September 2004 company investment fund, then rapidly transferred to the Business Objects Actionnariat company investment fund.

This plan document supersedes and replaces that dated December 16, 2004. This replacement in no way effects the unavailability periods of blocked funds or the tax treatment of sums previously invested by Company employees under the applicable Plan Document.

TITLE I - ENROLLMENT IN THE PLAN

ARTICLE 1-WHO IS ELIGIBLE

1.1 All Company employees are eligible to join the Plan after having "legally belonged" to the Company for at least three months. The notion of legally belonging means being an employee of the company, without subtracting for periods of suspension of the employment contract for whatever reason.

1.2 Retired Company employees, including those having taken early retirement, who joined the Plan before their departure and remained in the Plan from that date by maintaining their investment, whether partially or totally, in the Plan, may continue to make contributions to the Capi-Securite and Capi-Equilibre multi-company funds.

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1.3   No voluntary contribution, except for that of an elective profit-sharing distribution payment, may be made as of the date of departure from the Company for any reason other than retirement or early retirement.

ARTICLE 2 - ENROLLMENT FORMALITIES

Monetary contributions as well as the transfer of Company shares to the Plan entitle an employee to all rights attached to full Plan participation.

2.1 - OPTIONAL ENROLLMENT

Every Plan beneficiary making a voluntary contribution to the Plan fills in a participation form provided by the Company. Participation is effective from date of deposit of the form with the Human Resources Department of the Company.

2.2 - AUTOMATIC ENROLLMENT

As the amounts distributed within the scope of the statutory profit-sharing scheme are required to be paid into the Plan under the Company statutory profit-sharing agreement, no formalities for individual participation are therein required.

TITLE II - PLAN CONTRIBUTIONS

ARTICLE 3 - ORIGIN OF PLAN CONTRIBUTIONS

Contributions can be made to the Plan by:

- The employee's share of the special reserve of the statutory profit-sharing scheme under the terms of the profit-sharing agreement;

- The voluntary contribution of the elective profit-sharing distribution payment under the terms of the elective profit-sharing agreement;

- Other individual voluntary contributions;

- Company matching contributions, if so granted;

- Company shares resulting from an exercise of options granted under the provisions of Article L. 225-177 or Article L. 225-179 of the Commercial Code;

- The income and investment earnings on Plan assets, as well as the dividend and other tax credits applicable thereto, except certain income and products of the shares resulting from the exercise of the foregoing mentioned options, i.e the dividends, the avoir fiscal and the related tax credit and the cash resulting from the sale of the fractional rights under share capital increases by incorporation of profits, reserves and premiums..

ARTICLE 4 - CONTRIBUTION METHODS

4.1 - STATUTORY PROFIT-SHARING

Under the provisions of Article R. 442-10 of the Labor Code, the distribution of the statutory profit-sharing special reserve must be made to its beneficiaries before the first day of the fourth month following the closing of the fiscal year to which the distribution applies. After that date, the Company must calculate and add interest at a rate fixed by law to the profit-sharing payment. The interest must be paid at the same time as the principal and under the same conditions.

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4.2 - VOLUNTARY CONTRIBUTIONS

All Plan beneficiaries as defined under the clause 1.1 herein may make voluntary contributions to the Plan.

The total annual amount of the sums contributed by the Plan participant may not exceed the legal ceiling which, as of the date of this plan document, is one-quarter of the participant's annual gross salary if an employee and one-quarter of the pension amount received per year if the participant is retired or has taken early retirement. Only voluntary contributions, defined as elective profit-sharing distribution amounts, regular and special contributions are taken into consideration for purposes of calculating the maximum annual contribution, not the other means of contribution.

4.2.1 - Elective profit-sharing distribution payment

Under the applicable Company elective profit-sharing agreement, the beneficiary of an elective profit-sharing plan may elect to contribute all or a part of his/her elective profit-sharing distribution payment.

4.2.2 - Regular contributions in the scope of annual savings plan

The employee participant may make voluntary contributions in the scope of an annual savings plan, wherein the participant fixes an annual contribution amount at the time of joining the Plan. The annual contribution amount may be increased or decreased at the beginning of each calendar year, up to a maximum of 160,000 euros per year.

Contributions, divided into four parts, are automatically deducted from the employee's salary the last month of each quarter. Contributions can nonetheless be suspended, increased or decreased in the course of the year, as long as the Human Resources department is notified before the 5th of the month of the relevant suspension, increase or decrease.

4.2.3 - Special contributions

4.2.3.1 -Independent of any regular contributions, a participant may make special contributions to the Plan.

Special contributions are possible at any time, either by check or by payroll deduction.

4.2.3.2 -If the participant makes a special contribution to the Plan within the scope of the Capital Increase, the amount of this contribution may not exceed:

(i) Either 10% of the gross salary paid to the participant between Mars 1, 2004 and August 31, 2004, with the additional limitation that the authorized subscription amount is capped under section 423(b)(8) of the American Internal Revenue Code of 1986, as modified;

(ii) Or the exchange value of 500 "parts" of the Business Objects September 2004 fund.

The maximum number of "parts" of the Business Objects September 2004 fund to be purchased by the participant, within the limits set forth in (i) and (ii), is then multiplied by the total number of available shares in the scope of the offer and divided by the maximum number of Business Objects September 2004 fund "parts" to be purchased by all employees, within the limits set forth in (i) and
(ii), and finally rounded down to a whole number.

4.2.4 - Contribution of Company shares resulting from the exercise of options

When the stock option beneficiary consents, subject to the conditions described under Article L. 225-177 or Article L. 225-179 of the Commercial Code, to use the holdings that s/he has under the Plan to exercise options, the resulting shares assigned to the participant are placed in the Plan.

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Notwistanding the foregoing provisions, certain incomes or products of shares resulting from the exercise of options in accordance with the Article L 225-177 or Article L225-179 of the French Commercial Code will not be reinvested in the Plan and will be paid to their owners. These incomes and products are dividends, the avoir fiscal and any other tax credit, as well as the cash resulting from the sale of the fractional rights under share capital increases by incorporation of profits, reserves and premiums.

ARTICLE 5 - INCOME, DIVIDEND AND OTHER TAX CREDITS

The income and return on amounts placed in the Plan are automatically reinvested therein. The same applies to relevant dividend and other tax credits, for which a refund will be requested from the administration.

TITLE III - ADMINISTRATION OF SUMS AND SHARES TO BE PAID INTO THE PLAN AND PARTICIPANT ASSETS

ARTICLE 6 - INVESTMENT VEHICLES

6.1 - INVESTMENT OF SUMS PAID INTO THE PLAN

Sums paid into the Plan are used to purchase "parts":

- Of the Business Objects Actionnariat company investment fund, registered with the French securities and exchange commission ("AMF") under number 07127, governed by Article L. 214-40 of the Monetary and Financial Code;

- Of the Capi-Equilibre multi-company fund, registered with the French securities and exchange commission ("AMF") under number 01538, governed by Article L. 214-39 of the Monetary and Financial Code;

- Of the Capi-Securite multi-company fund, registered with the French securities and exchange commission ("AMF") under number 03935, governed by Article L. 214-39 of the Monetary and Financial Code;

- Of the Business Objects September 2004 multi-company fund currently in approval stages with the French securities and exchange commission ("AMF") governed by Article L. 214-40 of the Monetary and Financial Code.

These funds together are referred to as the "Funds" herein.

The official Fund Document is available to all participants. All participants receive the relevant summary information.

The administration of the funds is provided by:

- Neuflize Gestion, a joint-stock company governed by a board of directors and a monitoring committee with a capital of 8,000,000 euros, headquartered in Paris at 3 avenue Hoche, registered with the Paris Trade Registry under number B 328 582 523, as the portfolio management company;

- Bank Neuflize, a joint-stock company governed by a board of directors and a monitoring committee with a capital of 197,206,724 euros, headquartered in Paris at 3 avenue Hoche, registered with the Paris Trade Registry under number B 552 003 261, as the plan administrator and trustee.

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6.2 - INVESTMENT OF COMPANY SHARES PLACED INTO THE PLAN

The Company shares deposited into the Plan, as per the paragraph "Contribution of Company shares resulting from the exercise of options" from the "Methods of payment" article herein, are held in the individual securities accounts opened in the name of the participants, hereinafter "individual securities accounts".

The share custodian is the Bank BNP PARIBAS Securities Services, , a joint-stock company with a capital of 165,279,835 euros, headquartered in Paris at 3 rue d'Antin, 75002 Paris, registered with the Paris Trade Registry under number 552 108 011.

ARTICLE 7 - USE OF SUMS PAID IN AND MANAGEMENT OF PARTICIPANT HOLDINGS

7.1 - STATUTORY PROFIT-SHARING PLAN SPECIAL RESERVE

The participant chooses the fund(s) into which his or her statutory profit-sharing distribution is paid from among the Business Objects September 2004 fund, Capi-Equilibre and Capi-Securite. S/he in particular decides, where applicable, the allocation of the amounts between the various funds. If the administrator is not notified of the participant's choice, the statutory profit-sharing distribution amount is automatically deposited into Capi-Securite.

7.2 - ELECTIVE PROFIT-SHARING DISTRIBUTION

When a beneficiary decides to invest all or a part of his elective profit-sharing distribution payment into the Plan, s/he chooses the fund(s) among Business Objects September 2004, Capi-Equilibre and Capi-Securite into which the amounts will be deposited. S/he specifically decides, where applicable, the allocation of the amounts between the various funds. If the administrator is not notified of the participant's choice, the statutory profit-sharing distribution amount is automatically deposited into Capi-Securite.

7.3 - REGULAR CONTRIBUTIONS

When a beneficiary decides to regularly contribute to the Plan, s/he may choose the fund(s) from the Capi-Equilibre and Capi-Securite funds. S/he specifically decides, where applicable, the allocation of the amounts between the various funds. If the administrator is not notified of the participant's choice, the statutory profit-sharing distribution amount is automatically deposited into Capi-Securite. This assignment remains valid for the duration of the fiscal year.

7.4 - SPECIAL CONTRIBUTIONS

When a beneficiary decides to make a special contribution to the Plan, s/he chooses the fund(s) from among the Capi-Equilibre and Capi-Securite funds into which the amounts will be deposited. S/he specifically decides, where applicable, the allocation of the amounts between the various funds. If the administrator is not notified of his/her choice, the statutory profit-sharing distribution amount is automatically deposited into Capi-Securite.

Nonetheless, if the participant makes a special contribution to the Plan in the scope of the Capital Increase, s/he may choose the fund(s) from among Business Objects September 2004, Capi-Equilibre and Capi-Securite into which the amounts will be deposited. S/he specifically decides, where applicable, the allocation of the amounts between the various funds.

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7.5 - ARBITRAGE FROM ONE FUND TO ANOTHER

Any bearer of "parts" of any one of the following three funds: Business Objects Actionnariat, Capi-Equilibre and Capi-Securite, may request the transfer of all or a part of his/her holdings in a fund to one of the other two funds, or to both, within the following guidelines:

- Arbitrage may be requested at any time. To be processed on the basis of a valuation price, the arbitrage request must be made via the Sesalis website by 4:00pm at the latest the day before the valuation price is set;

- An arbitration may apply to holdings which are either available or blocked;

- No arbitrage of Business Objects Actionnariat "parts" can be processed if they have not been fully paid;

- No arbitrage of Business Objects Actionnariat "parts" can be processed if the sums paid to purchase these same "parts" were subject to an employer contribution as set forth in Article L. 443-7 of the Labor Code.

7.6 - INCOME, DIVIDEND AND OTHER TAX CREDITS

For each fund, the income and investment earnings on amounts placed in the funds, in addition to the dividend and other tax credits applicable thereto, are reinvested in the fund

The Company shares held in individual securities accounts, the income, dividends and applicable dividend tax credits are paid to the owners of the shares. Payments in kind (bonus shares or other amounts) are reinvested in the individual stock accounts.

ARTICLE 8 -PARTICIPANT ASSETS

A portfolio manager keeps the accounts of Plan participants' individual invested amounts. Each plan participant is the holder of an account opened in the books of said portfolio manager. This account is updated upon each contribution or withdrawal.

Plan participants' assets are expressed:

- In "parts" and, where applicable, in fractions thereof, in the company investment fund or a multi-company fund, with each fund "part" equaling the same value of holdings included in said fund. Each participant is the owner of a number of "parts" and fractions thereof purchased via the sums paid in his or her name;

-     in Company shares.

Neuflize Gestion, a joint-stock company governed by a board of directors and a monitoring committee with a capital of 8,000,000 euros, whose head office is located in Paris at 3 avenue Hoche, registered with the Paris Trade Registry under number B 328 582 523 serves as the portfolio manager for the Plan regarding the shares of the Company investment funds .

BNP PARIBAS Securities Services, a joint-stock company with a capital of 165,279,835 euros, headquartered in Paris at 3 rue d'Antin, 75002 Paris, registered with the Paris Trade Registry under number 552 108 011 serves as the portfolio manager for the Plan regarding the shares resulting from the exercise of the options.

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TITRE IV - UNAVAILABILITY AND PAYMENT

ARTICLE 9 - UNAVAILABILITY OF ASSETS AND REQUESTS FOR WITHDRAWAL

9.1 - AMOUNTS PAID INTO THE PLAN

Amounts paid into the Plan are unavailable before the expiration of a five-year period, counting from the first day of the fourth month of the fiscal year in which the amounts were paid into the Plan.

The transfer of blocked holdings from one investment vehicle to another within the Plan under the conditions described in the paragraph entitled "Arbitrage from one fund to another" from the article entitled "Use of sums paid in and management of participant holdings " of this Plan Document does not effect the remaining duration of legal unavailability.

The participant may request that the amounts be released before the expiration of the unavailability period under the exceptional circumstances set forth in Article le R. 442-17 of the Labor Code.

As of the date of signature of this plan document, such circumstances are defined as the following:

a)    Participant's marriage or signing of a domestic partnership agreement;

b) Birth of a child or arrival of a child in participant's household for purposes of adoption when the household already includes two dependent children ;

c) Divorce, separation or a dissolution of a domestic partnership agreement when formalized by a court decision assigning sole or shared custody of at least one child to the Plan participant;

d) Disability of participant, one of his/her children, a spouse or the person with whom s/he has entered into a domestic partnership agreement. This disability must fall within the definition provided in sections 2 and 3 of Article L. 341-4 of the Social Security Code and must be recognized by a decision of the Functional Commission on Counseling and Rehabilitation as per Article L. 323-11 or of the Regional Commission on Special Education if the disability rate reaches at least 80% and the person does not exercise any professional activity;

e) Death of the participant, a spouse or of the person with whom s/he has entered into the domestic partnership agreement;

f) Termination of the employment contract if the participant is an employee or termination of the term of office if the participant is a person mentioned in the third paragraph of Article L. 443-1 of the Labor Code;

g) Allocation of saved sums to: the creation or purchase of an industrial, commercial, craft or agricultural firm, by the participant, one of his/her children, a spouse or the person with whom s/he has entered into a domestic partnership agreement, either individually, or in the form of a company, as long as control is in fact exercised as per Article R. 351-43; the setting up of another non-wage-earning professional activity; or the purchase of partnership shares in a cooperative production society;

h) Allocation of saved sums to the purchase of or addition to a primary residence which creates a new livable area as defined in Article R. 111-2 Of the Construction and Housing Code, as long as a construction permit or preliminary building declaration exists, or to the repair of the primary residence following damaged sustained in a natural disaster as so classified by ministerial order;

i) Participant's excessive debt as defined in Article L. 331-2 of the Consumer Code, upon request addressed to the employer's company savings plan administrator, either by the president of the Commission of Individual Excessive Debt, or by a court, when the release of the amounts held is deemed necessary to the participant's discharge of debts.

The participant's request must be made within six months of the event prompting the request, except in the case of employment termination; death of a spouse or the person with whom s/he has entered into a domestic partnership agreement; disability; or excessive debt, which may occur at any moment.

9.2 - COMPANY SHARES CONTRIBUTED TO THE PLAN

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Company shares contributed to the Plan, as per the paragraph 4.2.4 "Contribution of Company shares resulting from the exercise of options" from Article 4 herein entitled "Payment methods", are unavailable before the expiration of a five-year period, counting from the date of the stock options exercise.

9.3 - DEATH OF PLAN PARTICIPANT

In case of the Plan participant's death, his/her legal successors may request the liquidation of holdings.

ARTICLE 10 - WITHDRAWAL OF ASSETS

Following expiration of the holding unavailability period, the participant may choose to request a withdrawal of all or a part of the holdings, or to stay in the Plan and continue to benefit from the advantages offered.

10.1 - ASSETS INVESTED IN THE FUNDS

For assets invested in the funds, requests for withdrawal are processed according to the procedures set forth in the fund regulations. In order to be processed on the basis of a valuation price, written requests accompanied by any necessary supporting documents, must be received no later than the day before the setting of the valuation price by the portfolio management company.

Early release of funds shall be made in a single payment of either partial of entire invested amounts, as directed by the employee.

10.2 - COMPANY SHARES KEPT IN INDIVIDUAL STOCK ACCOUNTS

For Company shares kept in individual stock accounts, withdrawal requests are send to the depositary bank and are met by cash payment of the amount of the sale of the shares after deduction of applicable taxes and fees.

ARTICLE 11 - EMPLOYEE DEPARTURE

When a Plan account holder leaves the Company without asserting his/her rights to released accounts or before the Company is able to liquidate all of participant's holdings as of the departure date:

- The participant is furnished with a summary of his/her holdings to be filed in the company savings bankbook, separately listing the available holdings and including all necessary information to liquidate or transfer holdings;

- The participant is asked to furnish the address where s/he shall receive the notices relevant to his accounts;

- The participant is informed of the necessary steps to inform the Plan of any change of address.

When the account holder cannot be reached at his/her last known address, the holdings to which s/he has claim are retained by the company savings plan administrator, which shall proceed to liquidate after expiration of the 30 years' prescription and pay the amount thus obtained to the Treasury Department.

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TITLE V - INFORMATION, TAX AND SOCIAL REGIME, FEES

ARTICLE 12 - PARTICIPANT INFORMATION

12.1 - HOW THE PLAN WORKS

The staff members are informed of the existence and content of this Plan Document by employee notice.

All new hires also receive a copy of the employee notice.

This Plan Document is furnished to employees upon request.

Any modification to the Plan Document is communicated to all Plan participants and Company employees.

A notice distributed to the beneficiaries wherein the nature and details of the offer are explained precedes every Company capital increase reserved to Plan participants

12.2 - POSITION OF ASSETS, INVESTMENT METHODS AND MISCELLANEOUS INFORMATION

12.2.1 -Individual account statements

Each participant receives an account statement indicating the breakdown of their assets and their availability date:

- at the end of the quarter, when account movement has transpired over the course of that same period;

-     at least once a year, on December 31.

12.2.2 - Minitel

Plan participants may use Minitel to consult their individual account(s) and to obtain general information concerning the proposed investment vehicles, regulations and release of funds.

12.2.3 - Voice response system

Plan participants may use voice response system to consult their individual account(s) and to obtain general information concerning the proposed investment vehicles, regulations and release of funds.

12.2.4 - Internet

Plan participants may use the Internet to consult their individual account(s) and to obtain general information concerning the proposed investment vehicles, regulations and release of funds. They may also use the Internet to arbitrate shares or "parts" within the Plan.

12.2.5 - Fund management report

Each "part" holder receives at least once a year a fund management report on the activities of the previous year for each of the funds in which s/he has holdings. This report is first submitted to the approval of the Fund supervisory board

ARTICLE 13 - TAX AND SOCIAL REGIME

Amounts paid into the Plan stemming from the special reserves for the statutory and elective profit-sharing schemes are not subject to personal income tax. Nor are these sums subject to the. levies

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described in employment and social security legislation. They are, however, subject to the "CSG" (generalized social levy) and "CRDS" (social security debt reduction contribution) charges.

Moreover, under the reinvestment terms set forth in the articles entitled "Origin of Plan contributions" and "Income, dividend and other tax credits" of this plan document, the income and returns on amounts invested in the Plan, as well as the dividend and other tax credits applicable thereto are not subject to income tax.

Finally, capital gains on the holdings are not subject to income tax, but are subject to "CSG" (generalized social levy), "CRDS" (social security debt reduction contribution), and other social charges.

ARTICLE 14 - PLAN ADMINISTRATION FEES

14.1 - PORTFOLIO MANAGEMENT FEES

The portfolio management fees for Plan participants' accounts are paid by the Company.

In case of corporate bankruptcy reorganization or liquidation, the fees will be payable by the participants.

14.2 - OTHER FEES

In order to facilitate the savings of its participants, the Company pays:

-     the fund entry fees, except when due to arbitrage between funds;

- Service charges, auditor's fees, and brokerage fees for the Business Objects Actionnariat fund;

-     Custodial fees for Company shares.

Participants pay:

-     the fund entry fees when they are due to arbitrage orders between funds;

- Service charges, auditor's fees, and brokerage fees for Capi-Securite et Capi-Equilibre.

TITRE V - MISCELLANEOUS PROVISIONS

ARTICLE 15 - CONFLICT RESOLUTION

Any participant claim regarding the administration of the Plan should be forwarded, in writing, setting out the nature of the request. If the claim cannot be settled, the case will be heard before a court of competent jurisdiction.

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ARTICLE 16 - ENTRY INTO EFFECT, DURATION, MODIFICATIONS AND TERMINATION OF PLAN

16.1 - ENTRY INTO EFFECT AND DURATION OF PLAN

This plan document shall take effect as of the date of signature. They are to apply for the duration of the fiscal year, and can be renewed by tacit agreement by fiscal year periods.

The fiscal year of the Plan begins January 1 and ends December 31. The first fiscal year will end December 31 2004 and is therefore, exceptionally, of a shorter duration.

16.2 - MODIFICATIONS AND TERMINATION OF THE PLAN

The signatory of this Plan Document may modify or terminate the Plan. Any such decision is recorded through written amendment to the Plan Document. Modifications or termination shall take effect as per the conditions set forth in the amendment.

ARTICLE 17 - CONSULTATION BETWEEN LABOUR AND MANAGEMENT

In conformity with Article L.443-1 of the Labor Code, the Plan Document was submitted to Company labor and management for their input. The Workers' Council was consulted. The meeting minutes of the Workers' Council meeting wherein its input was requested is annexed to this Document.

ARTICLE 18 - FINAL CLAUSES

This Plan Document was concluded on the date cited below, having observed the 15-day minimum waiting period following the Company labor-management consultation required under L.443-1 of the Labor Code. Five original copies of the Plan Document and its annexes shall be, at the Company's request, immediately deposited with the relevant Regional Labor, Employment and Continuing Education Department to which the Company is assigned.

                                 Executed in Levallois-Perret, June 25, 2004
                                           in ten original copies

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